Exhibit (a)(1)(iii)

LETTER OF TRANSMITTAL

Regarding Shares of

SEG Partners Long/Short Equity Fund

Tendered Pursuant to the Offer to Purchase
Dated July 1, 2026

If you do not wish to sell any of your Shares, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS LETTER OF
TRANSMITTAL MUST BE RECEIVED BY U.S. BANK GLOBAL FUND SERVICES
EITHER BY MAIL OR BY FAX BY, THE END OF THE DAY ON JULY 31, 2026, AT
11:59 P.M., EASTERN TIME, UNLESS THE OFFER IS EXTENDED.

Complete This Letter Of Transmittal And Fax

Or Mail To:

SEG Partners Long/Short Equity Fund

c/o U.S. Bank Global Fund Services

777 East Wisconsin Avenue

MK-WI-J1S

Milwaukee, WI 53202

Attention: Tender Offer Administrator

Phone: (877) 653-1415

Fax: (866) 507-6267

For additional information:

Phone: (212) 475-8335

To assure good delivery, please send this Letter of Transmittal to U.S. Bank Global Fund Services and not to your broker or dealer or financial advisor.

SEG Partners Long/Short Equity Fund

Ladies and Gentlemen:

The undersigned hereby tenders to SEG Partners Long/Short Equity Fund, a closed-end, non- diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the shares of beneficial interest of the Fund (“Shares”) held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated July 1, 2026 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Shares tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Shares tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned’s Shares will be purchased. The undersigned also recognizes that the amount of the payment of the purchase amount for Shares will be based on the unaudited value of the Fund as of September 30, 2026, subject to an extension of the Offer as described in Section 8 of the Offer.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund’s Administrator, U.S. Bank Global Fund Services (“USBGFS”), to receive this Letter of Transmittal or any other document. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Shareholders are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact the Fund at the address and phone number set forth above. Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.

Payment of the purchase price for the Shares of the undersigned, as described in Section 7 of the Offer to Purchase, will consist of a promissory note that will be held for the undersigned by USBGFS. Cash payments due pursuant to the promissory note will be deposited directly to the account designated by the undersigned. If such investor does not provide account information, the cash payments will be sent directly to such investor’s mailing address as listed in the Fund’s records, unless such investor advises the Fund in writing of a change in its mailing address.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 6 of the Offer to Purchase, this tender is irrevocable.

Part 1. Name:
Name of Investor:
SS# or Tax ID #:	Phone #:
Part 2. Amount of Shares of the Fund to be Tendered (check one):
☐	All Shares
☐	# Shares:
☐	Shares with a specific dollar value: $

Subject to maintenance of a minimum balance of $50,000 (the “Required Minimum Balance”). The undersigned understands that if the undersigned tenders an amount that would cause the undersigned’s account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the

Required Minimum Balance is maintained.

Amounts payable are subject to pro ration as described in the Offer to Purchase.
Part 3. Payment (check one):
☐	Please wire proceeds to the account set forth in the Investor’s subscription material.
☐	Please wire proceeds to the account set forth below:
Bank Name:
Bank Address:
ABA #:
Account Name:
Account #
For Further Credit:
FFC #:

Part 4. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:
Name of Investor:
Signature:		Day	Month	Year
(Exactly as Appears on Investor Certification)
(If joint tenants, both must sign)
Joint Tenant Signature:		Day	Month	Year
(Exactly as Appears on Investor Certification)
FOR ENTITY INVESTORS:
Name of Investor:
Signature:		Day	Month	Year
(Signature of Authorized Signatory)

(Title/Capacity of Authorized Signatory)
(If two signatures are required, both must sign)
Signature:		Day	Month	Year
(Signature of Authorized Signatory)

(Title/Capacity of Authorized Signatory)

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